Exhibit 10.14

MONEYLION INC.

OUTSIDE DIRECTOR COMPENSATION PROGRAM

Adopted and approved November 8, 2021

MoneyLion Inc. (the “Company”) believes that the granting of equity and cash compensation to members of its Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company or its subsidiaries (“Outside Directors”). This Outside Director Compensation Program (the “Program”) is intended to formalize the Company’s program regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Program will have the meaning given such term in the MoneyLion Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Program.

1.	Cash Compensation

The following annual cash compensation for Outside Directors is payable quarterly in arrears on a prorated basis.

GENERAL BOARD ANNUAL RETAINER

Annual cash compensation for the general services of Outside Directors is as follows:

Outside Director: $40,000 general annual retainer

NON-EXECUTIVE BOARD CHAIR RETAINER:

In addition to the annual cash retainer described above, the Outside Director who serves as the non-executive chair of the Board will also receive a $35,000 annual cash retainer in recognition of service as the non-executive chair.

COMMITTEE ANNUAL RETAINERS

In addition to the annual cash retainers described above, each Outside Director will also receive annual cash retainers in recognition of their service on the committees of the Board as follows:

Committee	Chair	Member
Risk & Compliance	$20,000	$10,000
Audit	$20,000	$10,000
Compensation	$12,000	$6,000
Nominating & Governance	$8,000	$4,000

NO MEETING FEES

There are no per meeting attendance fees for attending any meetings of the Board or committees of the Board.

DEFERRED COMPENSATION

Subject to compliance with applicable law and timing requirements adopted by the Board, Outside Directors may elect to receive additional equity compensation in lieu of cash compensation.

2.	Equity Compensation

Outside Directors will also be eligible to receive the following Awards:

(a) Initial Award. On or as soon as reasonably practicable following the commencement date of each Outside Director’s service on the Board (the “Start Date”), such Outside Director will be automatically granted an award of RSUs with a grant date fair value of $300,000 (the “Initial Award”). The Initial Award will vest in equal quarterly installments until it is fully vested on the third anniversary of the Start Date, subject to the Outside Director’s continued service on the Board through each applicable vesting date.

(b) Annual Award. On the day of each annual meeting of the Company’s shareholders (“Annual Meeting”), each Outside Director will be automatically granted an award of RSUs with a grant date fair value of $150,000 (the “Annual Award”). The Annual Award will vest in equal quarterly installments until it is fully vested on the one-year anniversary of the date of grant, subject to the Outside Director’s continued service on the Board through the vesting date. Notwithstanding the foregoing, an Outside Director will not receive an Annual Award if he or she received an Initial Award in the same calendar year.

3.	Other Compensation and Benefits; Compensation Limit

Outside Directors may also be eligible to receive other compensation and benefits, including reasonable personal benefits and perquisites, as determined by the Board or its applicable delegate from time to time.

In no event will the total amount of cash and equity compensation provided to any Outside Director exceed $750,000 in any calendar year.

4.	Change in Control

In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial Award or Annual Award, subject to the Outside Director’s continued service on the Board through the date of the Change in Control.

5.	Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

6.	Additional Provisions

All provisions of the Plan not inconsistent with this Program will apply to Awards granted to Outside Directors.

7.	Adjustments

In the event that the Board or its applicable delegate determines that, as a result of any extraordinary dividend or other extraordinary distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Program, then the Board or its applicable delegate will, subject to the applicable provision of the Plan and applicable law, adjust the number of Shares issuable pursuant to Awards granted under this Program.

8.	Section 409A

In no event will cash compensation or expense reimbursement payments under this Program be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Program that this Program and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	Revisions

The Board, in its discretion, may change and otherwise revise the terms of Initial Awards or Annual Awards granted under this Program, including, without limitation, the number of Shares and the type of Award subject thereto. For the avoidance of doubt, the Board or its applicable delegate may, in its sole discretion, grant additional awards, compensation and benefits to Outside Directors as the Administrator deems appropriate.

The Board may also amend, alter, suspend or terminate this Program at any time and for any reason. No amendment, alteration, suspension or termination of this Program will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Program will not affect the Board’s or the Administrator’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Program prior to the date of such termination.

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